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                                                                   EXHIBIT 3.(i)

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                      RESTATED CERTIFICATE OF INCORPORATION

                         OF OPTICAL SENSORS INCORPORATED

     Optical Sensors Incorporated, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY that:

     FIRST: That the Board of Directors of the Corporation, at a meeting held on April 16, 2002, duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and proposing that said amendment be considered by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Board of Directors declares that it is advisable to amend Article IV of the Restated Certificate of Incorporation of the Corporation as follows, subject to the determination of the appropriate split ratio not to exceed one-for-six by an officer of the Corporation:

     Amend Article IV by adding the following at the end of Article IV:

     Effective upon 6:00 p.m., Eastern Daylight Savings Time, on September 13, 2002 (the "Effective Date"), each six shares of common stock, par value one cent ($.01) per share, of the Corporation issued and outstanding immediately prior to the Effective Date shall automatically be reclassified (the "Reverse Split"), without any action on the part of the holder thereof, into one fully paid and nonassessable share of common stock, par value one cent ($.01) per share. The Corporation shall not issue fractional shares to the stockholders entitled to a fractional interest in a share of common stock issued pursuant to the Reverse Split but shall pay instead to such stockholders, in lieu of such fractional interest, an amount in cash equal to a price per share equal to the closing bid price of our common stock on the Over-the-Counter Bulletin Board on the trading day immediately preceding the Effective Date.

     SECOND: The amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL; (a) the Board of Directors of the Corporation having duly adopted resolutions on April 16, 2002 setting forth such amendment, declaring its advisability and directing that such amendment be submitted to the stockholders of the Corporation for their consideration and approval, and (b) the stockholders of the Corporation having duly approved and adopted such amendment by a vote of the holders of a majority of the shares of outstanding stock of the Corporation entitled to vote thereon at a duly called meeting of stockholders duly held on August 19, 2002, upon notice in accordance with Section 222 of the DGCL.

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by Wesley G. Peterson, its Chief Financial Officer, this 13th day of September, 2002.


                                          OPTICAL SENSORS INCORPORATED


                                          By: /s/ Wesley G. Peterson
                                              ----------------------------------
                                          Name:  Wesley G. Peterson
                                          Title: Chief Financial Officer